Exhibit 99.2

Apr 5 2016

To Whom it may Concern,

please accept this as my formal resignation as VP of product development for CannaPharmaRx, INC. The reason for my resignation is to have more time for my family, as Olivia and I are expecting next month. I would like to take this opportunity to remind CannaPharmaRx that I have not been receiving my salary or benefits since October 3rd, 2015. This amount exceeds $60,000.00 not including benefits and unreimbursed expenses in excess of $10,000.00. I am available on a limited basis to advise CannaPharmaRx, and will supply a consulting agreement to move forward.

Sincerely,

Mathew Sherwood